Exhibit 10.2

Board Representation Agreement

This agreement (the “Agreement”) is made as of July 31, 2017, by Monaker Group, Inc., a Nevada corporation (the “Company”), and Pacific Grove Capital LP (the “Investor”).

WHEREAS, pursuant to and subject to the terms and conditions of that certain Common Stock and Warrant Purchase Agreement by and between the Company and the Investor (and certain other investors) dated the date hereof (as amended, modified or supplemented, the “Purchase Agreement”), the Company has agreed to issue and sell to the Investor, and the Investor has agreed to purchase from the Company, certain shares of common stock and warrants to purchase shares of common stock of the Company described therein (the “Securities”); and

WHEREAS, as an inducement to the Investor to enter into the Purchase Agreement and purchase the Securities, the Company desires to provide the Investor with certain representation rights regarding the Company’s board of directors (the “Board”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Board Representative Rights.

(a)        Subject to the terms and conditions of this Agreement and provided that the Investor together with its Affiliates Beneficially Own 4.99% or greater of the Outstanding Equity, the Investor shall have the right (but not the obligation) to designate one person to be nominated for election to the Board (a “Nominee”) by giving written notice to the Chairman of the Board or the Secretary of the Company. The Nominee shall be selected by the Investor in reasonable consultation with (but without the need for the approval of) the Company’s Nominating and Corporate Governance Committee of its Board of Directors (the “Nominating Committee”).

(b)       Provided the Investor exercises its right under Section 1(a), the Company shall: (i) within 15 Business Days increase the size of the Board from seven to eight members; (ii) appoint such Nominee as a member of the Board; and (iii) at all times during the Designation Period, include, and shall use its best efforts to cause the Board, whether acting through the Nominating and Corporate Governance Committee of the Board or otherwise, to include the Nominee in the slate of nominees recommended to the stockholders for election as a director at any annual or special meeting of the stockholders held during the Designation Period (or, if permitted, by any action by written consent of the stockholders taken during the Designation Period) at or by which directors of the Company are to be elected.

(c)        If a Board vacancy occurs during the Designation Period solely because of the death, disability, disqualification, resignation, or removal of the Nominee, the Investor shall be entitled to designate such person’s successor in accordance with Section 2(b).

(d)        If during the Designation Period the Nominee is not nominated or elected to the Board because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or such Nominee is for any other reason unavailable or unable to serve on the Board, the Investor may promptly designate another Nominee in accordance with the applicable provisions of Section 1 and the director position for which such Nominee was nominated shall not be filled pending such designation.

(e)        A Nominee is entitled to the same compensation paid and expense reimbursement payable to other non-employee Directors

2.     Company Obligations.

(a)       Notwithstanding anything herein to the contrary, the Company is not obligated to appoint any Nominee to serve on the Board or cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee: (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws; or (ii) if the Board or the Nominating Committee (if any) determines in good faith, after consultation with outside legal counsel, that (A) such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Articles of Incorporation or By-Laws; or (B) such Nominee would not be qualified under any applicable law, rule or regulation to serve as a Director of the Company; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the Investor of the occurrence of such event and permit the Investor to provide an alternate Nominee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 1 with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative nominee must be designated by the Investor not less than 30 days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of nominees), and in no event shall the Company be obligated to postpone, reschedule, or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

(b)       If at any time during Designation Period a Board vacancy occurs solely because of the death, disability, disqualification, resignation or removal of the Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of: (i) the Investor’s designation of a successor Nominee (which successor Nominee shall be designated in accordance with Section 1(a) and subject to the terms of Section 2(a)) and the Board’s appointment of such successor Nominee to fill the vacancy; (ii) the Investor’s failure to designate a successor Nominee within 75 Business Days after receiving notification of the vacancy from the Company; or (iii) the Investor’s specifically waiving in writing its rights under this Section 3(b). For the purposes of clarity, the Company shall have the right to fill any Board vacancy which may occur due to any reason other than the death, disability, disqualification, resignation, or removal of the Nominee in accordance with the terms of the Company’s By-Laws and Certificate of Incorporation.

3.    Notices. Notices are to be delivered in writing, in the case of the Company, to 2690 Weston Road, Suite #200, Weston, FL 33331, Attention: Chairman, and in the case of the Investor, to 580 California St., Suite 1925, San Francisco, CA 94104, Attention: Jamie Mendola, or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three days after deposit in the U.S. mail.

4.    Miscellaneous Provisions. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto. This Agreement may not be assigned by the Investor. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

5.     Remedies. The Company, on the one hand, and the Investor, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity. In the event that either party institutes any legal suit, action or proceeding against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

6.     Applicable Law. This Agreement, and any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of New York, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

7.     Termination.

(a)        This Agreement shall become effective upon the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”).

(b)        The rights of the Investor under Section 1 of this Agreement terminate automatically upon the latter to occur of (i) the Investor together with its Affiliates ceasing to Beneficially Own at least 4.99% of the Outstanding Equity, whether as a result of dilution, Transfer or otherwise, and (ii) the Investor together with its Affiliates ceasing to Beneficially Own at least 75% of the Securities purchased under the Purchase Agreement (the “Nominee Termination Event”). Within three Business Days after the occurrence of the Nominee Termination Event (i) that results from a Transfer of Common Stock by the Investor, the Investor shall notify the Company of such event and (ii) that results from any other event or occurrence, the Company shall notify the Investor of such event (in each case, a “Nominee Termination Notice”).

(c)        Notwithstanding anything to the contrary contained herein, upon the occurrence of a General Termination Event, this Agreement shall be automatically terminated and of no further force and effect, and no party hereto shall have any surviving obligations, rights, or duties hereunder after such termination. Within three Business Days after the occurrence of a General Termination Event (i) that results from a Transfer of Common Stock by the Investor, the Investor shall notify the Company of such event and (ii) that results from any other event or occurrence, the Company shall notify the Investor of such event (in each case, a “General Termination Notice”).

8.     Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Beneficially Own” has the meaning ascribed to it in Rule 13d-3 and 13d-5 (or successor rules then in effect) promulgated under Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“By-Laws” means the Company’s By-Laws, as in effect on the date hereof, as the same may be amended from time to time.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Designation Period” means the period commencing on the Effective Date and expiring on a Nominee Termination Event.

“Director” means a duly elected member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Termination Event” means the latter to occur of (i) the Investor together with its Affiliates ceasing to Beneficially Own at least 4.99% of the Outstanding Equity, whether as a result of dilution, Transfer or otherwise, and (ii) the Investor together with its Affiliates ceasing to Beneficially Own at least 75% of the Securities purchased under the Purchase Agreement.

“Nominee” has the meaning set forth in Section 1(a).

“Nominee Termination Event” has the meaning set forth in Section 7.

“Nominee Termination Notice” has the meaning set forth in Section 7.

“Outstanding Equity” means, at any time, the issued and outstanding Common Stock of the Company (assuming exercise of all common stock purchase warrants then held by the Investor).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Laws” means the Securities Act and the Exchange Act, and the rules promulgated thereunder.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

[signature page follows]

Signed:

MONAKER GROUP, INC.		PACIFIC GROVE CAPITAL LP

By:	/s/ Bill Kerby	By:	/s/ Jamie Mendola
Name:	Bill Kerby	Name:	Managing Partner
Title:	CEO	Title:	Jamie Mendola

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